Exhibit (10)a(11)




                      THE BEAR STEARNS COMPANIES INC.
                AMENDMENT TO THE CAPITAL ACCUMULATION PLAN



                             February 7, 1996



          RESOLVED, that the Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors, as amended and restated as of July 1, 1995 and further amended as of January 18, 1996 (the "Plan"), be, and hereby is, amended by deleting the first sentence of the definition of "Enrollment Period" in Section 2.1 and substituting the following in lieu thereof:


               "Enrollment Period" in respect of a Plan Year means the period commencing with the first day of the fiscal quarter immediately preceding such Plan Year and ending on December 31 of such Plan Year, or such shorter period contained therein designated by the Board Committee, provided that, unless otherwise determined by the Board Committee, the Enrollment Period with respect to an individual who is not a Reporting Person and who becomes an Eligible Employee after December 31 of a Plan Year shall be the period commencing on the date such individual becomes an Eligible Employee and ending on the earliest of (a) the 30th day thereafter, (b) March 31 of the Plan Year in the case of an individual who was an employee prior to becoming an Eligible Employee or (c) the end of the Plan Year.


          RESOLVED, that the foregoing amendment shall be effective as of the date hereof but shall be subject to stockholder approval at the 1996 Annual Meeting of Stockholders of the Corporation.